UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

OKTA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Okta, Inc.

100 First Street, Suite 600

San Francisco, California 94105

May 2, 2019

Dear Okta Stockholder:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Okta, Inc. (“Okta”) to be held on June 13, 2019 at 9:00 a.m. Pacific Time. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/OKTA2019 during the meeting.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement. You are entitled to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting only if you were a stockholder as of the close of business on April 18, 2019.

Thank you for your ongoing support of Okta.

Sincerely,

Todd McKinnon
Chairperson of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about May 2, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2019 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2019 Annual Report on Form 10-K (“2019 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2019 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials. A copy of our 2019 Annual Report and Proxy Statement are also available on our investor relations website at investor.okta.com.

Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

Okta, Inc.

100 First Street, Suite 600

San Francisco, California 94105

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2019

Notice is hereby given that Okta, Inc. will hold its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on June 13, 2019 at 9:00 a.m. Pacific Time via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/OKTA2019 during the meeting. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

•

To elect three Class II directors to hold office until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020;

•	To conduct an advisory non-binding vote to approve the compensation of our named executive officers;

•	To conduct an advisory non-binding vote on the frequency of future advisory non-binding votes to approve the compensation of our named executive officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal Two, “FOR” the approval, on an advisory non-binding basis, of the compensation of our named executive officers as described in Proposal Three, and “ONE YEAR” as the preferred frequency for future advisory non-binding votes to approve the compensation of our named executive officers as described in Proposal Four.

We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our 2019 Annual Meeting of Stockholders (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies. On or about May 2, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our 2019 Annual Report on Form 10-K (“2019 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our 2019 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Only stockholders of record at the close of business on April 18, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.

By Order of the Board of Directors,

Jonathan T. Runyan
General Counsel and Corporate Secretary

San Francisco, California

May 2, 2019

OKTA, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

GENERAL INFORMATION	1

PROPOSAL ONE: ELECTION OF DIRECTORS	9

CORPORATE GOVERNANCE	13

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

PROPOSAL THREE: ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	23

PROPOSAL FOUR: ADVISORY NON-BINDING VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	24

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	25

EXECUTIVE OFFICERS	26

EXECUTIVE COMPENSATION	27

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	45

EQUITY COMPENSATION PLAN INFORMATION	46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	50

ADDITIONAL INFORMATION	52

Okta, Inc.

100 First Street, Suite 600

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2019

GENERAL INFORMATION

Our board of directors (“board”) solicits your proxy on our behalf for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2019 Annual Meeting of Stockholders (this “Proxy Statement”) and the accompanying Notice of 2019 Annual Meeting of Stockholders. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet on June 13, 2019 at 9:00 a.m. Pacific Time. On or about May 2, 2019, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2019 Annual Report on Form 10-K (“2019 Annual Report”). If you held shares of our Class A or Class B common stock on April 18, 2019 you are invited to attend the meeting at www.virtualshareholdermeeting.com/OKTA2019 and vote on the proposals described in this Proxy Statement.

In this Proxy Statement the terms “Okta,” “the company,” “we,” “us,” and “our” refer to Okta, Inc. and its subsidiaries. The mailing address of our principal executive offices is Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105.

What matters are being voted on at the Annual Meeting?

You will be voting on:

•  The election of three Class II directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•  A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020;

•  A proposal to conduct an advisory non-binding vote to approve the compensation of our named executive officers;

•  A proposal to conduct an advisory non-binding vote on the frequency of future advisory non-binding votes to approve the compensation of our named executive officers; and

•  Any other business as may properly come before the Annual Meeting.

How does the board of directors recommend that I vote on these proposals?

Our board recommends a vote:

•  “FOR” the election of J. Frederic Kerrest, Rebecca Saeger and Michelle Wilson as Class II directors;

•  “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020;

•  “FOR” the approval, on an advisory non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and

•  “ONE YEAR” as the preferred frequency for future advisory non-binding votes to approve the compensation of our named executive officers.

Who is entitled to vote?	Holders of either class of our common stock as of April 18, 2019, the record date for our Annual Meeting (the “Record Date”), may vote at the Annual Meeting.

As of the Record Date, there were 103,888,106 shares of our Class A common stock and 10,202,085 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote by Internet during the meeting or vote through the Internet, by telephone, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote at the meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?	We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/OKTA2019. The webcast will start at 9:00 a.m. Pacific Time on June 13, 2019. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

How many votes are needed for the approval of each proposal?

Proposal One. The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

Proposal Two. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Three. The approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Since this proposal is an advisory vote, the result will not be binding on our board, our compensation committee, or us. Our board and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers. Abstentions have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Four. The frequency receiving the highest number of votes from the voting power of shares of our common stock present in person or by proxy and entitled to vote will be considered the frequency preferred by the stockholders. Since this proposal is an advisory vote, the result will not be binding on our board, our compensation committee, or us. Our board and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

What is the quorum requirement?	A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an Annual Meeting of Stockholders and conduct business under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

(1)   by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 12, 2019 (have your Notice or proxy card in hand when you visit the website);

(2)   by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 12, 2019 (have your Notice or proxy card in hand when you call);

(3)   by completing and mailing your proxy card (if you received printed proxy materials); or

(4)   by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/OKTA2019.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 12, 2019. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•  notifying our Corporate Secretary, in writing, at Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105 before the vote is counted;

•  voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 12, 2019 (your latest telephone or Internet proxy is the one that will be counted); or

•  attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke your proxy.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee.

What is the effect of giving a proxy?	Proxies are solicited by and on behalf of our board. Todd McKinnon, J. Frederic Kerrest, William E. Losch and Jonathan T. Runyan have been designated as proxy holders by our board. When proxies are properly granted, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless the stockholder has properly revoked the stockholder’s proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “Withhold” have no effect on the election of directors. Abstentions have the same effect as a vote “Against” (i) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020 and (ii) the advisory non-binding approval of the compensation of our named executive officers. Abstentions will have no effect on the advisory non-binding vote on the frequency of future advisory non-binding votes to approve the compensation of our named executive officers.

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020. Absent direction from you, your broker will not have discretion to vote on any other proposals, which are “non-routine” matters.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2019 Annual Report, primarily via the Internet. On or about May 2, 2019, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2019 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meetings of Stockholders.

Where can I find the voting results of the Annual Meeting?	We will announce preliminary results at the Annual Meeting. We will also disclose final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?	Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

Okta, Inc.

Attention: Investor Relations

100 First Street, Suite 600

San Francisco, California 94105

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 3, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Okta, Inc.

Attention: Corporate Secretary

100 First Street, Suite 600

San Francisco, California 94105

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an Annual Meeting of Stockholders is business that is (i) specified in our proxy materials with respect to such Annual Meeting of Stockholders, (ii) otherwise properly brought before such Annual Meeting of Stockholders by or at the direction of our board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such Annual Meeting of Stockholders who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2020 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•  not earlier than February 17, 2020; and

•  not later than the close of business on March 18, 2020.

In the event we hold the 2020 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Stockholders, or the tenth day following the day on which public announcement of the date of such Annual Meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting of Stockholders does not appear to present his, her or its proposal at such Annual Meeting of Stockholders, we are not required to present the proposal for a vote at such Annual Meeting of Stockholders.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee (the “nominating committee”). Any such recommendations must include the nominee’s name and qualifications for membership on our board and be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations.”

In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders. To nominate a director, a stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is this Annual Meeting being held virtually?

We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation since stockholders can participate from any location around the world.

You will be able to participate in the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OKTA2019. You also will be able to vote your shares electronically prior to or during the Annual Meeting.

How can I submit a question at the Annual Meeting?	If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/OKTA2019, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practical after the Annual Meeting at investor.okta.com and will remain available for one week after posting.

What if I have technical difficulties or trouble accessing the Annual Meeting?	If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call (800) 586-1548 (Toll Free) or (303) 562-9288 (International Toll). Technical support will be available starting at 8:30 a.m. Pacific Time on June 13, 2019 and will remain available until the Annual Meeting has ended.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Board Structure

Our board is divided into three staggered classes of directors. One class is elected each year at the Annual Meeting of Stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2020 Annual Meeting of Stockholders and the term of the Class I directors expires at the 2021 Annual Meeting of Stockholders. Following re-election of a director, such director is expected to hold office for a three-year term or until the election and qualification of his or her successor in office.

Nominees

Our board has nominated Mr. J. Frederic Kerrest and Mses. Rebecca Saeger and Michelle Wilson for re-election as Class II directors to hold office until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class II director and member of our board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of our board be comprised of directors whom our board has determined are “independent” directors under the published listing requirements of the NASDAQ Stock Market LLC (the “NASDAQ”).

Directors

The following table sets forth information regarding our directors, including their ages, as of April 18, 2019:

Name	Age	Positions and Offices Held with the Company	Class
Employee Directors:
Todd McKinnon	47	Chairperson of the Board of Directors, Chief Executive Officer and Director	Class I
J. Frederic Kerrest	42	Executive Vice Chairperson of the Board of Directors, Chief Operating Officer and Director	Class II

Non-Employee Directors:
Shellye Archambeau(1)	56	Director	Class III
Patrick Grady(1)	36	Director	Class III
Ben Horowitz(2)	52	Director	Class III
Michael Kourey(1)	59	Director	Class I
Rebecca Saeger(3)(4)	64	Director	Class II
Michael Stankey(3)(4)	60	Director	Class I
Michelle Wilson(3)(4)	56	Director	Class II

(1)	Member of our audit committee.
(2)	Lead independent director.
(3)	Member of our compensation committee.
(4)	Member of our nominating committee.

Information Concerning Director Nominees

J. Frederic Kerrest. Mr. Kerrest co-founded Okta and has served as our Chief Operating Officer and as a member of our board since July 2009. Mr. Kerrest was appointed Executive Vice Chairperson of our board in March 2019. From August 2002 to February 2007, Mr. Kerrest served in a variety of sales and business development roles at salesforce.com, inc., a cloud-based customer relationship management company. Mr. Kerrest holds a Masters in Business Administration from the MIT Sloan School of Management and a Bachelor of Science in computer science from Stanford University.

We believe that Mr. Kerrest is qualified to serve as a member of our board because of his experience and perspective as our Chief Operating Officer and co-founder.

Rebecca Saeger. Ms. Saeger has served as a member of our board since January 2019. Ms. Saeger served as an Executive Vice President at Charles Schwab from 2004 until 2011, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President, Marketing at Visa U.S.A. Before joining Visa, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding and Senior Vice President at Ogilvy & Mather. Since February 2012, Ms. Saeger has served on the board of directors of E*TRADE Financial Corporation, a financial services company, and as a member of the E*TRADE Bank board. She holds a B.A. from Muhlenberg College and an M.B.A. from the Wharton School at the University of Pennsylvania.

We believe that Ms. Saeger is qualified to serve as a member of our board because of her valuable expertise in consumer and business-to-business marketing, strategic planning and brand development and her experience serving on other boards.

Michelle Wilson. Ms. Wilson has served as a member of our board since August 2015. Ms. Wilson has served on the board of directors of Zendesk Inc., a software development company that provides a SaaS customer service platform, since 2014, and she has served on the board of directors of Pinterest, Inc., a visual discovery engine, since May 2016. Ms. Wilson also currently serves on the board of directors of a private company.

From 1999 to 2012, Ms. Wilson served as Senior Vice President and General Counsel, and held a variety of other senior roles, at Amazon.com Inc., an electronic commerce and cloud computing company. Prior to Amazon.com, Ms. Wilson was a Partner at Perkins Coie LLP, a law firm. Ms. Wilson holds a Juris Doctor from University of Chicago and a Bachelor of Arts in finance from University of Washington.

We believe that Ms. Wilson is qualified to serve as a member of our board because of her experience as a public company board member, her experience as a public company executive officer with primary responsibility for advising on legal and corporate governance issues, her extensive experience advising an internet services company and her knowledge of the industry in which we operate.

Information Concerning Continuing Directors

Shellye Archambeau. Ms. Archambeau has served as a member of our board since December 2018. Ms. Archambeau is the former Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. She served in this role from 2002 until 2018. Prior to that, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications, and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served on the board of Nordstrom, Inc. since 2015, been a director of Verizon, Inc. since December 2013, served on the board of Roper Technologies since April 2018, and in the past five years, she has served on the board of Arbitron, Inc.

We believe that Ms. Archambeau is qualified to serve as a member of our board because of her valuable knowledge of technology, digital media and communications platforms and her experience serving on other boards.

Patrick Grady. Mr. Grady has served as a member of our board since May 2014. Since March 2007, Mr. Grady has served in various roles at Sequoia Capital, a venture capital firm, where he currently serves as a Managing Member. From July 2004 to February 2007, Mr. Grady served as an associate at Summit Partners, a venture capital and private equity firm. Since January 2013, Mr. Grady has served as a member of the board of directors of Prosper Marketplace, Inc., a peer-to-peer lending platform. Mr. Grady also currently serves on the board of directors of several private companies. Mr. Grady holds a Bachelor of Science in economics and finance from Boston College.

We believe that Mr. Grady is qualified to serve as a member of our board because of his significant knowledge of and history with our company, his experience as a seasoned investor and as a current and former director of many companies and his knowledge of the industry in which we operate.

Ben Horowitz. Mr. Horowitz has served as a member of our board since February 2010. Mr. Horowitz is a co-founder and has served as a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. From September 2007 to October 2008, Mr. Horowitz served as a Vice President and General Manager at Hewlett-Packard Company, an information technology company. From September 1999 to September 2007, Mr. Horowitz co-founded and served as the President and Chief Executive Officer of Opsware Inc., a computer software company. Since June 2016, Mr. Horowitz has served as a member of the board of directors of Lyft, Inc., which operates a multimodal transportation network. Mr. Horowitz also currently serves on the board of directors of several private companies. Mr. Horowitz holds a Master of Science in computer science from the University of California, Los Angeles and a Bachelor of Arts in computer science from Columbia University.

We believe that Mr. Horowitz is qualified to serve as a member of our board because of his significant knowledge of and history with our company, his experience as a company executive, a seasoned investor and a current and former director of many companies and his knowledge of the industry in which we operate.

Michael Kourey. Mr. Kourey has served as a member of our board since October 2015. Since January 2019, Mr. Kourey has served as the Chief Financial Officer of Vlocity Inc., a cloud software company. From June 2015 to November 2018, Mr. Kourey served as the Chief Financial Officer of Medallia, Inc., a cloud-based customer experience management company. From May 2013 to March 2015, Mr. Kourey served as a Partner at Khosla Ventures, a venture capital firm, where he previously served as Operating Partner from April 2012 to May 2013. From July 1991 to February 2012, Mr. Kourey served in a variety of roles at Polycom, Inc., a communications solutions company, most recently as Chief Financial Officer. Mr. Kourey also served as director of Polycom from January 1999 to May 2011. Mr. Kourey also serves on the board of trustees of Villanova University and on the board of directors of a private company. He also previously served on the board of directors of RingCentral, Inc., Aruba Networks, Inc., Riverbed Technology, Inc. and other public and private companies. Mr. Kourey holds a Masters of Business Administration from Santa Clara University and holds a Bachelor of Science from University of California, Davis.

We believe that Mr. Kourey is qualified to serve as a member of our board because of his experience as a public company chief financial officer, as a public and private company executive with primary responsibility for financial oversight, his extensive finance background, his service as a current and former director of many companies and his knowledge of the industry in which we operate.

Todd McKinnon. Mr. McKinnon co-founded Okta and has served as our Chief Executive Officer and as a member of our board since January 2009. Mr. McKinnon was appointed Chairperson of our board in February 2017. From October 2003 to February 2009, Mr. McKinnon served in various roles at salesforce.com, inc., a cloud-based customer relationship management company, most recently as Senior Vice President of Development. From 1995 to 2003, Mr. McKinnon held various engineering and leadership positions at Peoplesoft, Inc., an enterprise application software company, which was acquired by Oracle Corporation in January 2005. Mr. McKinnon holds a Master of Science in computer science from California Polytechnic State University, San Luis Obispo and a Bachelor of Science in management and information systems from Brigham Young University.

We believe that Mr. McKinnon is qualified to serve as a member of our board because of his experience and perspective as our Chief Executive Officer and co-founder.

Michael Stankey. Mr. Stankey has served as a member of our board since December 2016. Mr. Stankey currently serves as the Vice Chairman at Workday, Inc., a financial and human capital management software vendor where from September 2009 to June 2015, he served as President and Chief Operating Officer. Since February 2017, Mr. Stankey has served as a member of the board of directors of Cloudera, Inc., a data management, machine learning and advance analytics platform provider. Mr. Stankey also serves on the board of directors of two private companies. From October 2007 to September 2009, Mr. Stankey was an Operating Partner at Greylock, a venture capital firm. From December 2001 to April 2007, Mr. Stankey served as Chairman and Chief Executive Officer at PolyServe, a database and file serving utility service. Mr. Stankey holds a Bachelor of Business Administration from the University of Wisconsin-Eau Claire.

We believe that Mr. Stankey is qualified to serve as a member of our board because of his experience as a company executive and a current and former director of many companies and his knowledge of the industry in which we operate.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.

Our board and management team are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the NASDAQ listing standards.

Besides verifying the independence of the members of our board and committees (which is discussed in the section titled “Independence of Our Board”), at the direction of our board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation and nominating committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of conduct that applies to our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers.

In addition, we have adopted a set of corporate governance guidelines. Our nominating committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters. A copy of our corporate governance guidelines can be found on our investor relations website at investor.okta.com. Our corporate governance guidelines address such matters as:

•	Director Independence—Independent directors must constitute at least a majority of our board;

•	Monitoring Board Effectiveness—Our board must conduct an annual self-evaluation of our board and its committees;

•

Board Access to Independent Advisors—Our board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees—All members of the audit, compensation and nominating committees are independent in accordance with applicable NASDAQ criteria.

Meetings of Our Board and Annual Meeting Attendance

Our board held five meetings in our fiscal year ended January 31, 2019 (“fiscal 2019”). Each director attended at least 75% of all meetings of our board and the committees on which he or she served that were held during fiscal 2019. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our Annual Meeting of Stockholders, all meetings of our board and all meetings of the committees on which they serve. All directors attended the 2018 Annual Meeting of Stockholders.

Code of Conduct

Our board has adopted a code of conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct is available on our investor relations website at investor.okta.com under “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of our code of conduct by posting such information on the website address and location specified above. During fiscal 2019, no waivers were granted from any provision of the code of conduct.

Independence of Our Board

Our Class A common stock is listed on NASDAQ. Under the NASDAQ listing standards, independent directors must constitute a majority of a listed company’s board. In addition, the NASDAQ listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent. Under the NASDAQ listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NASDAQ listing standards.

Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board has determined that Ms. Archambeau, Mr. Grady, Mr. Horowitz, Mr. Kourey, Ms. Saeger, Mr. Stankey and Ms. Wilson do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NASDAQ listing standards. In making these determinations, our board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any of their affiliated funds, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure and Role of Our Lead Independent Director

Todd McKinnon, our co-founder and Chief Executive Officer, serves as Chairperson of our board, presides over meetings of our board and holds such other powers and carries out such other duties as are customarily carried out by the Chairperson of our board. Mr. McKinnon brings valuable insight to our board due to the perspective and experience he brings as our co-founder and Chief Executive Officer. Mr. Kerrest, our co-founder and Chief Operating Officer, serves as Executive Vice Chairperson of our board. Mr. Kerrest brings valuable insight to our board due to the perspective and experience he brings as our co-founder and Chief Operating Officer.

Our board has adopted corporate governance guidelines that provide that one of our independent directors will serve as our lead independent director. Our board has appointed Ben Horowitz to serve as our lead independent director. As lead independent director, Mr. Horowitz presides over periodic meetings of our independent directors, serves as a liaison between the Chairperson of our board and the independent directors and performs such additional duties as our board may otherwise determine and delegate.

Our Board’s Role in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Our management team is responsible for the day-to-day management of risks the company faces, while our board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.

Our board believes that open communication between our management team and our board is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board, as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the company.

While our board is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, liquidity risk and cybersecurity and discusses with our management team and Ernst & Young LLP guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps our management team has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with our board’s organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting and evaluates the risks inherent in significant transactions.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our board and, in particular, our compensation committee, along with our management team, at least annually considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our compensation committee has concluded that our compensation programs, including our executive compensation program, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Committees of Our Board

Our board has established an audit committee, a compensation committee and a nominating committee. The composition and responsibilities of each of the committees of our board is described below. Members serve on these committees until their resignation or until as otherwise determined by our board. Our board assesses the composition of our committees on at least an annual basis to consider rotation of committee assignments. As a result, in March 2019, we realigned our committee membership to reflect the depth and breadth of experience and expertise of our current board members. Each of the audit, compensation and nominating committees operates pursuant to a separate written charter adopted by our board that is available to stockholders at investor.okta.com.

Audit Committee

During fiscal 2019, our audit committee consisted of Messrs. Grady and Kourey and Ms. Wilson, with Mr. Kourey serving as Chairperson. Ms. Wilson served on our audit committee until March 2019, when

Ms. Archambeau joined the committee. The composition of our audit committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the NASDAQ listing standards. In addition, our board has determined that Mr. Kourey is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with our management team and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the NASDAQ listing standards. Our audit committee held eleven meetings during fiscal 2019.

Compensation Committee

During fiscal 2019, our compensation committee consisted of Messrs. Grady and Stankey and Ms. Wilson, with Mr. Stankey serving as Chairperson. Mr. Grady served on our compensation committee until March 2019, when Ms. Saeger joined the committee. The composition of our compensation committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board relating to the compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board regarding, the compensation of our executive officers;

•	administers our equity incentive plans;

•	reviews and approves, or makes recommendations to our board regarding, incentive compensation and equity plans; and

•	establishes and reviews general policies relating to the compensation and benefits offered to our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the NASDAQ listing standards, a current copy of which is available at the following web address: https://investor.okta.com/corporate-governance/governance-overview. Our compensation committee held three meetings during fiscal 2019.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Messrs. Grady and Stankey and Ms. Wilson were the only members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Nominating and Corporate Governance Committee

During fiscal 2019, our nominating committee consisted of Messrs. Kourey and Stankey and Ms. Wilson, with Ms. Wilson serving as Chairperson. Mr. Kourey served on our nominating committee until March 2019, when Ms. Saeger joined the committee. The composition of our nominating committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. Our nominating committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board regarding, nominees for election to our board and its committees;

•	evaluates the performance of our board and its committees;

•	considers and makes recommendations to our board regarding the composition of our board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board regarding corporate governance guidelines.

Our nominating committee operates under a written charter that satisfies the applicable listing requirements and rules of NASDAQ. Our nominating committee held two meetings during fiscal 2019.

Identifying and Evaluating Director Nominees

Our board has delegated to our nominating committee the responsibility of identifying suitable candidates for nomination to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that our nominating committee deems to be appropriate in the evaluation process. Our nominating committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating committee recommends candidates for our board’s approval as director nominees for election to our board.

Ms. Saeger was appointed as director by our board effective January 22, 2019. Ms. Saeger was introduced to us through our partnership with Athena Alliance, an organization dedicated to advancing women in senior leadership and accelerating gender parity in the boardroom.

Minimum Qualifications

Our nominating committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating committee will consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating committee considers include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry and other commitments.

Nominees must also have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team and the ability to make significant contributions to our success. Nominees must also have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders and an understanding of the fiduciary responsibilities that are required of a director. Nominees must have sufficient time available in the judgment of our nominating committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend and participate in all meetings of our board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating committee recommends to our full board the director nominees for selection.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to our nominating committee by sending the individual’s name and qualifications to our Corporate Secretary at Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105, who will forward all recommendations to our nominating committee. Any such recommendations should include the information required by our bylaws. Our nominating committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or members of our management team.

Stockholder Communications

Our board provides to every stockholder the ability to communicate with our board, as a whole, and with individual directors on our board through an established process for stockholder communication. For a stockholder communication directed to our board as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or expedited delivery service to the address listed below or by email to investor@okta.com:

Okta, Inc.

100 First Street, Suite 600

San Francisco, California 94105

Attn: General Counsel

For a stockholder communication directed to an individual director in his or her capacity as a member of our board, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or expedited delivery service to the address listed below or by email to investor@okta.com:

Okta, Inc.

100 First Street, Suite 600

San Francisco, California 94105

Attn: [Name of Individual Director]

If sent by email, the communication should specify “Attn. [Name of Director]” in the subject line.

Our General Counsel, in consultation with appropriate members of our board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board, or if none is specified, to the Chairperson of our board. The General Counsel will generally not forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to securityholders or other constituencies of the company, solicitations, advertisements, surveys, “junk” mail or mass mailings.

Non-Employee Director Compensation

Our non-employee director compensation program is designed to attract, retain and reward qualified directors and further align the financial interests of our non-employee directors with those of our stockholders. Pursuant to our Non-Employee Director Compensation Policy, our non-employee directors receive the following annual cash retainers for their service:

Position	Annual Cash Retainer
Board Member	$30,000
Lead Independent Director	$20,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$8,000
Audit Committee Member other than Chair	$10,000
Compensation Committee Member other than Chair	$7,500
Nominating and Corporate Governance Committee Member other than Chair	$4,000

Our Non-Employee Director Compensation Policy provides that on the date of each of our Annual Meetings of Stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of restricted stock units settled for shares of our Class A common stock (“RSUs”) having a fair market value of $200,000 on the date of grant. The RSUs will fully vest on the earlier of the anniversary of the grant date or immediately prior to the next Annual Meeting of Stockholders, subject to continuous service. Our Non-Employee Director Compensation Policy also provides that upon first being appointed to our board, any newly appointed non-employee director will be granted RSUs having a fair market value of $350,000 on the date of grant. RSUs granted to a newly appointed non-employee director shall vest in three equal annual installments on each anniversary date on which the non-employee director was appointed to our board, subject to continuous service. All RSUs granted pursuant to our Non-Employee Director Compensation Policy are subject to full accelerated vesting upon the sale of our company in a change in control transaction (as defined in our Non-Employee Director Compensation Policy).

The following table presents the total compensation for each person who served as a non-employee director during fiscal 2019. Other than as set forth in the table below, we did not pay any compensation or make any equity awards to our non-employee directors during fiscal 2019. Directors who were also our employees, Messrs. McKinnon and Kerrest, received no compensation for their service as directors. The compensation received by Mr. McKinnon as Chief Executive Officer and Mr. Kerrest as Chief Operating Officer is presented in “Executive Compensation—Fiscal 2019 Summary Compensation Table” below.

Fiscal 2019 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Shellye Archambeau(3)	4,076	350,006	354,082
Patrick Grady	47,500	200,009	247,509
Ben Horowitz	50,000	200,009	250,009
Michael Kourey(4)	54,000	200,009	254,009
Rebecca Saeger(5)	815	350,038	350,853
Michael Stankey(6)	49,000	200,009	249,009
Michelle Wilson(7)	55,500	200,009	255,509

(1)

The amounts reported represent the aggregate grant date fair value of the RSUs granted during fiscal 2019 under our 2017 Equity Incentive Plan (the “2017 Plan”) as computed in accordance with FASB ASC 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2019 Annual Report. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(2)

As of January 31, 2019, Mr. Grady, Mr. Horowitz, Mr. Kourey, Mr. Stankey, and Ms. Wilson held 3,970 RSUs in connection with the annual RSU award granted to them in accordance with our Non-Employee Director Compensation Policy. These RSUs will vest immediately prior to the Annual Meeting on June 13, 2019, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, the vesting of the RSUs fully accelerate upon the sale of our company in a change in control transaction, as defined in the Non-Employee Director Compensation Policy.

(3)

Ms. Archambeau joined our board in December 2018. As of January 31, 2019, Ms. Archambeau held 5,203 RSUs in connection with her appointment to our board in accordance with the Non-Employee Director Compensation Policy. The RSUs vest in three equal annual installments commencing December 13, 2019, subject to her continued service through each such date. Notwithstanding the vesting schedule, the vesting of the RSUs fully accelerates upon the sale of our company in a change in control transaction.

(4)

As of January 31, 2019, Mr. Kourey held an option to purchase 230,000 shares of our Class B common stock, of which 173,750 shares underlying the options were vested and 56,250 shares were unvested, and all of which were outstanding and exercisable.

(5)

Ms. Saeger joined our board in January 2019. As of January 31, 2019, Ms. Saeger held 4,533 RSUs in connection with her appointment to our board in accordance with the Non-Employee Director Compensation Policy. The RSUs vest in three equal annual installments commencing January 22, 2020, subject to her continued service through each such date. Notwithstanding the vesting schedule, the vesting of the RSUs fully accelerates upon the sale of our company in a change in control transaction.

(6)

As of January 31, 2019, Mr. Stankey held an option to purchase 190,000 shares of our Class B common stock, of which 98,958 shares underlying the options were vested and 91,042 shares were unvested, and all of which were outstanding and exercisable.

(7)

In August 2015, we granted Ms. Wilson an option to purchase 190,000 shares of our Class B common stock, which she early exercised in full on October 8, 2015. As of January 31, 2019, our right of repurchase had lapsed with respect to 162,291 of the shares and 27,709 shares remained subject to our right of repurchase.

We also reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board or any committee thereof.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending January 31, 2020, and we are asking you and other stockholders to ratify this appointment. During fiscal 2019, Ernst & Young LLP served as our independent registered public accounting firm.

Our board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, our audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our initial public offering.

Audit Fees

The following table sets forth the fees billed or to be billed by Ernst & Young LLP and its affiliates for professional services rendered with respect to the fiscal years ended January 31, 2019 and 2018. All of these services were approved by our audit committee.

Fee Category	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$3,201,000	$2,440,000
Audit-Related Fees	$—	$—
Tax Fees(2)	$50,000	$—
All Other Fees(3)	$3,000	$47,000
Total Fees	$3,254,000	$2,487,000

(1)

Audit Fees consist of fees billed for professional services provided in connection with the audit of our consolidated financial statements and audit of internal control over financial reporting (for fiscal 2019), reviews of our quarterly condensed consolidated financial statements and accounting consultations billed as audit services. For fiscal 2019, this category also includes fees for services incurred in connection with our offering of 0.25% convertible senior notes due February 15, 2023 (the “Convertible Debt Offering”). For the fiscal year ended January 31, 2018 (“fiscal 2018”), this category also includes fees for services incurred in connection with our initial public offering.

(2)	Tax Fees consist of fees billed for permissible tax services in connection with the Convertible Debt Offering.
(3)

All Other Fees consist of aggregate fees billed for products and services provided other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data and permissible advisory services.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2020.

PROPOSAL THREE:

ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers for fiscal 2019 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the fiscal 2019 compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

RESOLVED, that the stockholders hereby approve, on an advisory non-binding basis, the compensation paid to the company’s named executive officers, as disclosed in the company’s proxy statement for the 2019 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR:

ADVISORY NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to advise our board, in an advisory non-binding vote, whether we should conduct an advisory non-binding vote to approve named executive officer compensation (that is, votes similar to the advisory vote in Proposal No. 3 above) every one, two or three years.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory non-binding votes to approve the compensation of our named executive officers every one, two or three years. Our board has determined that an annual advisory non-binding vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required

Stockholders will not be voting to approve or disapprove of the recommendation of our board. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The frequency that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency selected by our stockholders.

As an advisory vote, this proposal will not be binding on the company, our board or our compensation committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board. Our board may decide that it is in the best interests of our stockholders and the company to hold an advisory non-binding vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the advisory non-binding nature of this vote, our board values the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Okta specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors. The audit committee consists of the directors whose names appear below. None of the members of the audit committee is an officer or employee of Okta, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the board of directors in monitoring the company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for its fiscal year ended January 31, 2019 and met with its management team, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements and management’s assessment and Ernst & Young’s evaluation of the effectiveness of the company’s internal control over financial reporting as of January 31, 2019. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for its fiscal year ended January 31, 2019 be included in its Annual Report on Form 10-K for its 2019 fiscal year.

Audit Committee

Michael Kourey (Chairperson)
Shellye Archambeau*
Patrick Grady
Michelle Wilson*

*	Ms. Wilson served on the audit committee until March 2019, when Ms. Archambeau joined the committee.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, including their ages, as of April 18, 2019:

Name	Age	Positions and Offices Held with the Company
Todd McKinnon	47	Chairperson of the Board of Directors, Chief Executive Officer and Director
J. Frederic Kerrest	42	Executive Vice Chairperson of the Board of Directors, Chief Operating Officer and Director
William E. Losch	57	Chief Financial Officer
Charles Race	47	President, Worldwide Field Operations
Jonathan T. Runyan	43	General Counsel and Secretary

Information Concerning Executive Officers

In addition to Mr. Todd McKinnon and Mr. J. Frederic Kerrest, who both serve as directors, our executive officers as of April 18, 2019 consisted of the following:

William E. Losch. Mr. Losch has served as our Chief Financial Officer since June 2013. From June 2007 to June 2013, Mr. Losch served as Chief Financial Officer at MobiTV, Inc., a technology platform provider of multiscreen video delivery services. From October 2004 to May 2007, Mr. Losch served as the Chief Accounting Officer at DreamWorks Animation, SKG, Inc., an animation company. From March 1998 to July 2003, Mr. Losch served in various finance positions, most recently as Vice President of Finance and Chief Accounting Officer at Yahoo! Inc., an internet company. Mr. Losch holds a Bachelor of Arts in economics from the University of California, Los Angeles.

Charles Race. Mr. Race has served as our President, Worldwide Field Operations, since October 2016. From 2005 to May 2016, Mr. Race served in a variety of senior roles at Informatica Corporation, a provider of data integration software, most recently as Executive Vice President, Worldwide Operations. From 2003 to 2005, Mr. Race served as EMEA Business Development Manager and from 1999 to 2002, Mr. Race served as Business Development Manager at Hummingbird Ltd., a provider of enterprise software solutions. Mr. Race holds a Bachelor of Engineering in computer science from University of York.

Jonathan T. Runyan. Mr. Runyan has served as our General Counsel since January 2015 and our Secretary since July 2015. From January 2011 to January 2015, Mr. Runyan served as a Partner and Associate at Goodwin Procter LLP, a law firm, where he practiced corporate and securities law, primarily advising companies and investors in technology industries. From September 2006 to December 2010, Mr. Runyan served as an Associate at Gunderson Dettmer, LLP, a law firm. Mr. Runyan holds a Masters in Business Administration from the Yale School of Management, a Juris Doctor from the University of California, Hastings and a Bachelor of Science in business administration from San Diego State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal 2019 regarding the compensation for:

•	Todd McKinnon, our Chief Executive Officer, Chairperson of the board and co-founder;

•	William E. Losch, our Chief Financial Officer;

•	J. Frederic Kerrest, our Chief Operating Officer, Executive Vice Chairperson of the board and co-founder;

•	Charles Race, our President, Worldwide Field Operations; and

•	Jonathan T. Runyan, our General Counsel.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers.”

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our named executive officers during fiscal 2019.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.

Executive Summary

Okta is the leading independent identity management platform for the enterprise. Our vision is to enable any organization to use any technology, and we believe identity is the key to making that happen. The Okta Identity Cloud is our category-defining platform that enables our customers to securely connect people to technology, anywhere, anytime and from any device.

Highlights of Fiscal 2019 Corporate Performance

Fiscal 2019 was a year of record growth and significantly improved operating leverage for our business. Specific financial highlights of our performance in fiscal 2019 include:

•	Revenue: Total revenue was $399.3 million, an increase of 56% year-over-year. Subscription revenue was $370.9 million, an increase of 57% year-over-year.

•

Operating Loss: GAAP operating loss was $119.6 million, or 30.0% of total revenue, compared to $111.9 million for fiscal 2018, or 43.6% of total revenue. Non-GAAP operating loss was $41.5 million, or 10.4% of total revenue, compared to $61.2 million for fiscal 2018, or 23.9% of total revenue.

•

Net Loss: GAAP net loss was $125.5 million, compared to $109.8 million for fiscal 2018. GAAP net loss per share was $1.17, compared to $1.32 for fiscal 2018. Non-GAAP net loss was $34.1 million, compared to $59.2 million for fiscal 2018. Non-GAAP net loss per share was $0.32, compared to $0.71 for fiscal 2018.

•

Cash Flow: Net cash provided by operations was $15.2 million, compared to net cash used in operations of $25.2 million for fiscal 2018. Free cash flow was negative $6.8 million, or 1.7% of total revenue, compared to negative $37.2 million, or 14.5% of total revenue, for fiscal 2018.

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating loss, non-GAAP operating margin, non-GAAP net loss, non-GAAP net loss per share and free cash flow. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see our 2019 Annual Report and Exhibit 99.1 to our Current Report on Form 8-K filed March 7, 2019.

Highlights of Fiscal 2019 Executive Compensation Program

Consistent with our performance and compensation objectives for fiscal 2019, our compensation committee took the following key actions relating to the compensation of our named executive officers for fiscal 2019:

Base Salary – Approved annual base salary increases ranging from 6.9% to 7.5%, as we continue to transition the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group.

Bonus Plan – Awarded 150%, the maximum permitted percentage of target, for achievement of the performance objectives established for fiscal 2019 under our Senior Executive Incentive Bonus Plan (the “Bonus Plan”). In March 2019, our compensation committee determined to provide bonus payouts in fully vested RSUs, instead of cash, in order to further align the interests of our named executive officers with our long-term growth.

Long-Term Incentive Compensation – Granted long-term incentive compensation in the form of stock options to purchase shares of our Class A common stock and service-based vesting RSUs that may be settled for shares of our Class A common stock to further align the long-term incentive opportunities of our named executive officers with those of our stockholders. The grant date fair values of these equity awards are set forth in the “Fiscal 2019 Summary Compensation Table” and the “Fiscal 2019 Grants of Plan-Based Awards Table” below.

Fiscal 2019 Executive Compensation Policies and Practices

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2019 compensation policies and practices:

What we do	What we do not do
☑ Use a pay-for-performance philosophy to align executive compensation with performance	☒ No “single-trigger” cash or equity change in control benefits

☑ Use equity-based compensation to deliver a significant majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒ No tax gross ups on severance or change in control benefits

☑ Establish maximum payout amount under the Bonus Plan and require a threshold level of achievement for payout with respect to each performance measure	☒ No guaranteed bonuses or base salary increases

☑ Conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management	☒ No post-termination retirement, pension or deferred compensation benefits

☑ Maintain a compensation committee comprised solely of independent directors with extensive relevant experience	☒ No perquisites and no health or other benefits, other than those that are generally available to our employees

☑ Conduct an annual review of our executive compensation strategy, competitiveness and peer group	☒ No strict benchmarking of compensation to a specific percentile of our peer group

☑ Retain an independent compensation consultant who reports directly to our compensation committee	☒ No hedging and no pledging by any employees or directors

Say-on-Pay and Say-on-Frequency Advisory Stockholder Votes on Executive Compensation

Through the end of fiscal 2019, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold an advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. As we are no longer an “emerging growth company,” at the 2019 Annual Meeting of Stockholders we will be conducting our first say-on-pay advisory stockholder vote as described in Proposal No. 3 of this proxy statement. We will also be conducting the advisory stockholder vote described in Proposal No. 4 of this proxy statement, commonly referred to as “say-on-frequency” vote, to poll our stockholders on how frequently they would like us to conduct future say-on-pay advisory votes. We value the opinions of our stockholders, and when making compensation decisions for our named executive officers in the future, our board and our compensation committee intend to consider the outcome of the say-on-pay advisory vote and the related say-on-frequency advisory vote, in addition to other stockholder feedback that may be received throughout the year.

Executive Compensation Philosophy, Objectives and Design

Our compensation philosophy is to deliver an executive compensation program that drives and rewards performance and further aligns the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, our executive compensation program is designed to achieve the following primary objectives:

•	attract, motivate, incentivize and retain our executive officers, who contribute to our long-term success;

•	provide compensation packages to our executive officers that are competitive and drive and reward the achievement of our business objectives; and

•

effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Our executive compensation program design includes a mix of compensation elements including base salary, short-term bonus opportunities, long-term equity incentives, and benefits, including change in control payments and benefits, to attract and maintain our named executive officers. In determining the amount of base salary, short-term bonus opportunity, long-term equity incentives and other benefits awarded to each named executive officer, our compensation committee does not apply any fixed percentage of any one element in relation to the overall compensation package. Rather, our compensation committee looks at the overall compensation package and the relative amount of each element on a stand-alone basis for each individual to determine whether such amounts and mix of elements further the basic principles and objectives of our overall executive compensation program.

A significant majority of the compensation opportunity for our named executive officers is weighted towards equity, as opposed to cash, compensation. We structure our executive compensation program to be heavily weighted towards long-term equity incentives as we continue to transition the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, which we believe also correlates with the growth of sustainable long-term value for our stockholders.

We evaluate our executive compensation philosophy and executive compensation program as circumstances require, and we review our executive compensation philosophy, program design and competitiveness at least annually. As part of this review process, our compensation committee applies our values and the objectives outlined above.

Oversight of Executive Compensation Process

Role of the Compensation Committee

Our compensation committee discharges many of the responsibilities of our board relating to the compensation of our executive officers, including our named executive officers, and the non-employee members of our board (as described further in “Corporate Governance—Non-Employee Director Compensation” above). Our compensation committee has overall responsibility for overseeing our compensation structure, policies and programs generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and oversight of our executive compensation program.

Compensation-Setting Process

Role of the Chief Executive Officer

Our compensation committee is responsible for the compensation program for our executive officers and regularly reports to our board on its discussions, decisions and other actions. In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management assists our compensation committee by providing information on corporate and individual performance, competitive market compensation data and management’s perspective on compensation matters. Our Chief Executive Officer makes compensation recommendations to our compensation committee for each of our executive officers, other than with respect to his own compensation. These recommendations cover each executive officer’s total target direct compensation, consisting of base salary and short-term incentive opportunity and long-term compensation in the form of equity incentives. In making these recommendations, our Chief Executive Officer considers a variety of factors, including our business results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of his duties and his achievement of individual goals, as well as the relative compensation parity among all of our executive officers. Our compensation committee reviews the recommendations of our Chief Executive Officer and other data, including input from the independent compensation consultant to the committee, compensation survey data and publicly-available compensation data of our peers. Our compensation committee then exercises its own independent judgment to determine the target total direct compensation, and each element thereof, for each of our executive officers, including our Chief Executive Officer. While our Chief Executive Officer typically attends meetings of our compensation committee, our compensation committee meets in executive session outside the presence of our Chief Executive Officer when determining his compensation and when discussing certain other matters as well.

Role of the Compensation Consultant

Our compensation committee engages an independent external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For the first part of fiscal 2019, our compensation committee retained Radford, a national compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. Radford was engaged directly by our compensation committee to, among other things, assist in developing an appropriate group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. In addition, Radford also reviewed compensation for the non-employee members of our board, provided market practices for equity compensation design and developed a compensation risk assessment. The terms of Radford’s engagement included reporting directly to our compensation committee and to the Chairperson of our compensation committee. Radford also coordinated with our management for data collection and job matching for our executive officers. Our management team also accessed the Radford survey database to gather reference points for non-executive compensation decisions.

In fiscal 2019, our compensation committee assessed its consulting needs and providers, and invited compensation consulting firms to discuss these executive compensation needs with the committee. This process enabled our compensation committee to reevaluate its compensation consultant and take a fresh look at our compensation practices and policies. As a result of this review, our compensation committee retained Compensia as its compensation consultant. Compensia performs the same services for our compensation committee that Radford provided prior to June 2018.

Based on the consideration of the factors specified in the rules of the SEC and the NASDAQ listing standards, our compensation committee does not believe that its relationship with Radford or Compensia and the work of Radford and Compensia on behalf of our compensation committee and our management team has raised any conflict of interest. Our compensation committee reviews these factors on an annual basis. As part of our compensation committee’s determination of Radford’s independence, it received written confirmation from Radford addressing these factors and stating its belief that it remains an independent compensation consultant to our compensation committee. In connection with Compensia’s appointment, our compensation committee received written confirmation from Compensia addressing these factors and stating its belief that it is an independent compensation consultant to the committee.

Our compensation committee determines the target total direct compensation opportunities for our executive officers, including our named executive officers. Our compensation committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. Nonetheless, as it continues to position the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, our compensation committee begins its deliberations on cash and equity compensation levels with reference to the 25th, 50th and 75th percentile levels for cash compensation and target total direct compensation as reflected in competitive market data.

When determining the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors, among others: our performance against the corporate performance objectives established by our compensation committee and our board; our financial performance relative to our compensation peer group; the compensation levels and practices of our compensation peer group; each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group; the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group; the performance of each individual executive officer, based on a subjective assessment of his contributions to our overall performance, ability to lead his function and ability to work as part of a team, all of which reflect our core values and compensation parity among our individual executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation committee reviews the base salary levels, short-term incentive compensation opportunities and long-term incentive compensation opportunities of our named executive officers, each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies—Equity Award Grant Policy” below.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies.

In September 2017, with the assistance of Radford, our compensation committee reviewed our compensation peer group for fiscal 2019, which was generally developed from publicly traded companies with a focus on software, with an emphasis on software-as-a-service and cloud business models, with revenues of 0.5 to 2.5 times our annual revenue, and a range of 0.5 to 3.5 times our market capitalization. Where appropriate, we further refined our peer group by focusing on companies with year-over-year revenue growth of greater than 25%, where possible, and on companies based in the San Francisco Bay Area or based in regional centers of technology. Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Our compensation committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey (the “Radford Survey”), to evaluate the competitive market when determining the total direct compensation packages for our executive officers. The Radford Survey data supplements the compensation peer group data and provides additional information for our named executive officers and senior positions for which public comparable data is less available.

At the beginning of fiscal 2019, based on the foregoing, our compensation committee used the following compensation peer group to assist with the determination of compensation for our executive officers:

Arista Networks	Gigamon	New Relic	Tableau Software
Box	Guidewire Software	Proofpoint	Twilio
Cornerstone OnDemand	HubSpot	Qualys	Veeva Systems
Ellie Mae	Imperva	RingCentral	Yelp
FireEye	Medidata Solutions	Splunk	Zendesk

Elements of Executive Compensation Program

Our executive compensation program consists of the following primary components:

•	base salary;

•	short-term annual incentive bonuses;

•	long-term equity compensation; and

•	severance and change in control-related payments and benefits.

We also provide our executive officers with comprehensive employee benefit programs, such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to our eligible employees.

We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to company performance, focuses the efforts of our named executive officers on the achievement of both our short-term and long-term objectives and further aligns the interests of our executive officers with those of our stockholders.

Base Salaries

We provide base salary as a fixed source of compensation for each of our named executive officers, allowing them a degree of certainty relative to the significant majority of their compensation that is based on equity awards, the value of which varies and, with respect to stock options, is contingent on our stock price appreciation. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.

Other than with respect to our co-founders, the initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account a variety of factors, including his qualifications, experience, comparable market data and compensation expectations. At the beginning of each year, our compensation committee reviews, and adjusts as necessary, base salaries for each of our named executive officers, including our co-founders. Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments from year to year; however, in completing its annual review and adjustment, our compensation committee targets paying each of our named executive officers base salaries that are competitive with current market practice (as reflected by our compensation peer group) and after taking into consideration our Chief Executive Officer’s recommendations and each individual’s role and scope of responsibilities, experience, past performance and expected future performance, the base salary levels of our executive officers as well as the total direct compensation package of which the base salary forms but one part.

The base salaries of our named executive officers prior to and following the fiscal 2019 increase approved by our compensation committee were as follows:

Base Salaries

Named Executive Officer	Fiscal 2018 Base Salary ($)	Fiscal 2019 Base Salary ($)(1)	Increase from Fiscal 2018 (%)
Todd McKinnon	284,625	306,000	7.5%
William E. Losch	303,600	326,400	7.5%
J. Frederic Kerrest	279,450	300,400	7.5%
Charles Race	300,000	322,500	7.5%
Jonathan T. Runyan	288,750	308,700	6.9%

(1)	Base salary adjustments were approved in March 2018 and effective as of February 1, 2018, the first day of fiscal 2019.

Annual Performance-Based Incentives

We use performance-based incentives to motivate our named executive officers to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts the performance criteria and targets for our Bonus Plan for that fiscal year, and establishes the target annual incentive opportunity for each plan participant based on a percentage of each participant’s base salary, the performance measures and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. In addition, our compensation committee considered the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above.

Overview & Structure

In March 2018, our compensation committee adopted and approved the performance criteria and targets for fiscal 2019 under our Bonus Plan, as set forth in “Corporate Performance Measures” below. The Bonus Plan provides opportunities for incentive compensation payouts based on our actual achievement of pre-established corporate financial objectives. The target levels for the financial objectives were set at levels determined to be challenging and requiring substantial skill and effort by our named executive officers. The Bonus Plan provided for an annual performance period with annual cash payouts, in order to align the committee’s assessment of our named executive officers’ performance to our achievement of our annual operating plan.

Target Annual Incentive Compensation Opportunities

In March 2018, in connection with its review of our executive compensation program, our compensation committee approved the target annual incentive opportunities of our named executive officers, as set forth in the table below. Our compensation committee has set the target annual incentive opportunities for our named executive officers as percentages of their base salaries. In setting the target annual incentive opportunities, our compensation committee considered the recommendation of our Chief Executive Officer and each named executive officer’s performance, individual contributions, responsibilities, experience, prior annual incentive compensation opportunity, peer group market data and internal parity among this group.

Target Performance-Based Incentives for Fiscal 2019

Named Executive Officer	Base Salary ($)	Target Performance-Based Incentive Under the Bonus Plan ($)	Target Performance-Based Incentive as Percent of Base Salary
Todd McKinnon	306,000	198,900	65%
William E. Losch	326,400	195,840	60%
J. Frederic Kerrest	300,400	180,240	60%
Charles Race	322,500	322,500	100%
Jonathan T. Runyan	308,700	154,350	50%

Corporate Performance Measures

To measure performance for purposes of the Bonus Plan, our compensation committee selected revenue (weighted 70%) and non-GAAP operating income (weighted 30%) as the corporate performance measures that best supported our annual operating plan and enhanced long-term value creation for our stockholders. We define (i) “revenue” as GAAP revenue as reflected in our quarterly and annual financial statements; and (ii) non-GAAP operating income as GAAP operating income as reflected in our quarterly and annual financial statements, adjusted to exclude expenses related to stock-based compensation expense, charitable contributions and amortization of acquired intangibles. Revenue achievement of 105% of target would result in a maximum funding of 150%, and non-GAAP operating income achievement of 120% would result in a maximum funding of 150%. Total funding and payouts under the Bonus Plan were capped at 150% of the target annual cash incentive opportunities.

The target levels required for 100% achievement for the corporate performance measures under our Bonus Plan were $371.3 million for revenue and negative $51.5 million for non-GAAP operating income.

Bonus Plan Funding Methodology

Our compensation committee assessed performance and determined payouts under our Bonus Plan in a two-part process: (1) first, our compensation committee measured actual performance against the pre-established target levels for the performance period; and (2) second, after the end of the performance period, our compensation committee exercised its discretion to determine the actual payout. As a threshold matter, our named executive officers were eligible for annual incentive compensation payouts with respect to each performance measure for fiscal 2019 only if we met or exceeded 95% with respect to the revenue target and 87.5% with respect to the non-GAAP operating income target. A high threshold was required to ensure that significant achievement was a prerequisite to receive any incentive payment.

With respect to the revenue component, 95% achievement would result in 25% of payment funding. For each additional 1% achievement between 95% to 100% of target would result in an additional 15% payment funding. Each additional 1% achievement over 100% would result in 10% payment funding, with a maximum funding of 150% at 105% achievement or greater.

With respect to the non-GAAP operating income component, 87.5% achievement would result in 50% of payment funding. For each additional 2.5% of achievement between 87.5% to 100% of target would result in an additional 10% of payment funding. Each additional 5% achievement over 100% would result in 12.5% payment funding, with a maximum funding of 150% at 120% achievement or greater.

Caps on Payment. The cap on total payouts of the revenue and non-GAAP operating income components were set to manage potential incentive compensation costs and avoid incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.

Performance in Fiscal 2019 and Payout. For fiscal 2019, we exceeded the target performance levels under the Bonus Plan as follows:

Performance Measure	Target ($ in millions)	Result ($ in millions)	Actual Achievement of Target (%)
Revenue	371.3	399.3	108%
Non-GAAP Operating Income	-51.5	-41.5	120%

As our achievement of the revenue metric and of the non-GAAP operating income metric each resulted in payment funding of 150%, the resulting total payout percentage was 150%. Consequently, after considering the recommendation of our Chief Executive Officer, our compensation committee determined that each named executive officer receive a bonus payout of 150% of his target bonus percentage. As a result, the total payouts to our named executive officers under the Bonus Plan in fiscal 2019 were as follows:

Named Executive Officer	Fiscal 2019 Target Annual Performance-Based Incentive Compensation Opportunity ($)	Fiscal 2019 Actual Performance-Based Incentive Compensation ($)
Todd McKinnon	198,900	298,350
William E. Losch	195,840	293,760
J. Frederic Kerrest	180,240	270,360
Charles Race	322,500	483,750
Jonathan T. Runyan	154,350	231,525

In March 2019, our compensation committee amended the Bonus Plan to provide that the incentive compensation payouts may be made in fully vested RSUs, instead of cash, and determined that any bonuses awarded for achievement in fiscal 2019 and future years would be paid in fully vested RSUs, in order to further align the interests of our executive officers with those of our stockholders. The number of RSUs to be granted to the applicable named executive officer in satisfaction of any amount payable under the Bonus Plan was determined by dividing the earned incentive compensation amount payable to the officer (expressed as a dollar value) by the 30-trading day trailing average closing price of our common stock on the NASDAQ Global Select Market, measured as of the end of the month prior to the month in which the incentive compensation is payable, consistent with our Equity Award Grant Policy.

The RSUs earned by our named executive officers during fiscal 2019 under the Bonus Plan are set forth in the “Fiscal 2019 Summary Compensation Table” below.

Long-Term Equity Incentives

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our named executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies—Equity Award Grant Policy” below. The amount and forms of such equity awards are determined by our compensation committee after considering the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards as compared to our compensation peer group, resulting in target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group for similar roles and positions for each of our executive officers, and after taking into consideration our focus on delivering significantly more value through long-term incentive compensation than through target total cash compensation.

For fiscal 2019, our compensation committee determined that the equity awards to be granted to our executive officers should be in the form of options to purchase shares of our Class A common stock and RSUs, divided equally to deliver half of the intended aggregate fair value in stock options and the remaining half in RSUs. In making its determinations as to the intended target value to award to each of our named executive officers, our compensation committee considered the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above.

Stock Options

We believe that stock options provide a strong reward for growth in the market price of our common stock, as their entire value depends on stock price appreciation over the value on the grant date, as well as a strong incentive for our named executive officers to remain employed with us as they require continued employment through the multi-year vesting period. In fiscal 2019, we granted our named executive officers stock options to purchase shares of our Class A common stock, which have a 10-year term and generally vest as to one-quarter of such shares on the first anniversary of the “vesting commencement date” and in 36 approximately equal monthly installments thereafter, subject to the named executive officer’s continued employment with us through each applicable vesting date. Consistent with our compensation objectives, we believe this approach further aligns our executive officers’ efforts and contributions with our long-term interests and allows them to participate in any future appreciation in the value of our common stock.

RSUs

We believe RSUs also provide a strong retention incentive for our named executive officers, provide a reward for growth in the value of our common stock and are less dilutive than stock options to our stockholders. All RSUs are granted under our 2017 Plan and are settled for shares of our Class A common stock. In fiscal 2019, we granted our named executive officers RSUs that generally vest as to 1/4th of the shares subject to the award on the first anniversary of the applicable “vesting commencement date,” and in 12 approximately equal quarterly installments thereafter, subject to the named executive officer’s continued employment with us through each applicable vesting date.

The equity awards granted to our named executive officers in fiscal 2019 are set forth in the “Fiscal 2019 Summary Compensation Table” and the “Fiscal 2019 Grants of Plan-Based Awards Table” below.

Employee Benefit Programs

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our 401(k) plan, employee stock purchase plan, and medical, dental, life and disability insurance plans, in each case on the same basis as other U.S. employees.

Perquisites and Other Personal Benefits

We typically do not provide perquisites or personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive team more efficient and effective or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our named executive officers will be subject to review and approval by our compensation committee.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular U.S. employees, including our executive officers and named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the U.S. Internal Revenue Code of 1984, as amended (the “Code”). Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Post-Employment Compensation Arrangements

Our Executive Severance Plan provides that upon the termination of employment of an eligible participant by us for any reason other than for “cause,” as defined in the Executive Severance Plan, death or disability outside of the change in control period (which is the period beginning three months prior to and ending 12 months after, a “change in control,” as defined in the Executive Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the company, (i) a lump sum cash payment equal to 12 months of base salary for our Chief Executive Officer, nine months for our named executive officers, and six months of base salary for the other participants, and (ii) a monthly cash payment equal to our contribution toward health insurance for 12 months for our Chief Executive Officer, nine months for our named executive officers, and six months for the other participants.

The Executive Severance Plan also provides that upon the (i) termination of employment of an eligible participant by us other than for cause, death or disability or (ii) the resignation of an eligible participant for “good reason,” as defined in the Executive Severance Plan, in each case within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of the company, (i) a lump sum cash payment equal to 18 months of base salary for our Chief Executive Officer, 12 months for our named executive officers, and nine months of base salary for the other participants, (ii) a lump sum cash payment equal to the eligible participant’s annual target bonus, (iii) a monthly cash payment equal to our contribution toward health insurance for 18 months for our Chief Executive Officer, 12 months for our named executive officers, and nine months for the other participants and (iv) full accelerated vesting of all outstanding and unvested equity awards held by such participant; provided, that any unvested and outstanding equity awards subject to performance conditions will be deemed satisfied at the target levels specified in the applicable award agreements.

The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the recipient. We have not provided any named executive officer with any tax reimbursement or gross-up, either in connection with these change in control arrangements, or otherwise.

Other Compensation Policies

Equity Award Grant Policy

Our compensation committee has adopted a policy governing the grant of equity awards (the “Equity Award Grant Policy”). Under this policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant

Policy, our compensation committee has delegated certain limited authority to an equity committee, comprised of our Chief Executive Officer, Chief People Officer, Chief Financial Officer and General Counsel, to grant routine new hire, promotion, refresh and certain other equity awards to employees (other than to members of the Equity Committee, employees who are subject to the reporting and other provisions of Section 16 of the Exchange Act and employees with titles more senior than vice president) within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. Grants of equity awards are generally made quarterly and will be effective on the date such grant is approved by our compensation committee or equity committee, as applicable.

Compensation Recovery Policy

Our 2017 Plan provides that awards under such plan will be subject to our compensation recovery (“clawback”) policy, if and when adopted. Currently, we have not implemented a compensation recovery policy. We intend to adopt a general compensation recovery policy covering our short- and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Policy Prohibiting Hedging and Pledging of Company Securities

Our insider trading policies prohibit the members of our board and all employees, including our executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities and from pledging our securities as collateral for a loan or holding company securities in a margin account. Our insider trading policies require that our executive officers may trade in our securities only pursuant to trading plans that comply with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1 trading plans”). Certain other employees and our directors are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to Rule 10b5-1 trading plans.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017. We expect that a portion of our future cash compensation and equity awards to our executive officers will not be deductible under Section 162(m).

Despite our compensation committee’s efforts to structure certain performance-based awards that were granted prior to November 2, 2017 in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, our compensation committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. Our compensation committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

Fiscal 2019 Summary Compensation Table

The following table presents information regarding the compensation awarded to, earned by and paid to each individual who served as one of our named executive officers during fiscal 2019, fiscal 2018, and the fiscal year ended January 31, 2017 (“fiscal 2017”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Todd McKinnon	2019	306,000	2,215,365	2,245,905	290,011	5,057,281
Chief Executive Officer(4)	2018	284,625	0	0	132,649	417,274
	2017	247,500	0	7,880,000	71,651	8,199,151
William E. Losch	2019	326,400	1,384,113	1,402,615	285,545	3,398,673
Chief Financial Officer(5)	2018	303,600	0	0	117,912	421,512
J. Frederic Kerrest	2019	300,400	1,936,974	1,961,940	262,812	4,462,126
Chief Operating Officer(4)	2018	279,450	0	0	119,385	398,835
	2017	243,000	0	3,940,000	52,761	4,235,761
Charles Race	2019	322,500	992,013	1,006,785	470,252	2,791,550
President, Worldwide Field Operations	2018	300,000	0	0	223,500	523,500
	2017	84,231	0	5,088,000	61,500	5,233,731
Jonathan T. Runyan	2019	308,700	882,225	894,920	225,059	2,310,904
General Counsel(6)

(1)

The amounts reported represent the aggregate grant date fair value of the RSUs granted to our named executive officers in fiscal 2019, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2019 Annual Report. These amounts do not necessarily correspond to the actual value recognized by our named executive officers.

(2)

The amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers in fiscal 2019 and fiscal 2017, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2019 Annual Report. These amounts do not necessarily correspond to the actual value recognized by the named executive officers.

(3)

The amounts reported represent the aggregate annual performance-based cash incentives earned in fiscal 2019, fiscal 2018 and fiscal 2017, based upon the achievement of certain company metrics. The amounts reported for fiscal 2019 were paid pursuant to the terms and conditions of the Bonus Plan. The fiscal 2019 achievement for each named executive officer is described above in “Compensation Discussion and Analysis – Annual Performance Based Incentives –Performance in Fiscal 2019 and Payout.” In fiscal 2019, such amounts were paid in the form of fully vested RSUs granted on March 19, 2019, in the following numbers, as determined in accordance with our Equity Award Grant Policy: Mr. McKinnon was awarded 3,572 RSUs, Mr. Losch was awarded 3,517 RSUs, Mr. Kerrest was awarded 3,237 RSUs, Mr. Race was awarded 5,792 RSUs and Mr. Runyan was awarded 2,772 RSUs.

(4)	Mr. McKinnon and Mr. Kerrest serve on our board but are not paid compensation for such service.
(5)	Mr. Losch was not a named executive officer in fiscal 2017.
(6)	Mr. Runyan was not a named executive officer in fiscal 2017 or fiscal 2018.

Fiscal 2019 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during fiscal 2019.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Todd McKinnon	Annual Cash	—	29,835	198,900	298,350	—	—	—	—
	Annual Option	3/22/2018	—	—	—	—	130,500	39.21	2,245,905
	Annual RSU	3/22/2018	—	—	—	56,500	—	—	2,215,365
William E. Losch	Annual Cash	—	29,376	195,840	293,760	—	—	—	—
	Annual Option	3/22/2018	—	—	—	—	81,500	39.21	1,402,615
	Annual RSU	3/22/2018	—	—	—	35,300	—	—	1,384,113
J. Frederic Kerrest	Annual Cash	—	27,036	180,240	270,360	—	—	—	—
	Annual Option	3/22/2018	—	—	—	—	114,000	39.21	1,961,940
	Annual RSU	3/22/2018	—	—	—	49,400	—	—	1,936,974
Charles Race	Annual Cash	—	48,375	322,500	483,750	—	—	—	—
	Annual Option	3/22/2018	—	—	—	—	58,500	39.21	1,006,785
	Annual RSU	3/22/2018	—	—	—	25,300	—	—	992,013
Jonathan T. Runyan	Annual Cash	—	23,153	154,350	231,525	—	—	—	—
	Annual Option	3/22/2018	—	—	—	—	52,000	39.21	894,920
	Annual RSU	3/22/2018	—	—	—	22,500	—	—	882,225

(1)

This column sets for the fiscal 2019 target bonus amount for each of our named executive officers under our Bonus Plan. There are no thresholds or maximum bonus amounts for each individual officer established under the Bonus Plan. Target bonuses were set as a percentage of each named executive officer’s base salary earned for fiscal 2019 and were 65% for Mr. McKinnon, 60% for each of Messrs. Losch and Kerrest, 100% for Mr. Race and 50% for Mr. Runyan. The dollar value of the actual bonus award earned for fiscal 2019 for each named executive officer is set forth in the Fiscal 2019 Summary Compensation Table above. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the named executive officers for fiscal 2019. For a description of the Bonus Plan, see “Compensation Discussion and Analysis –Annual Performance-Based Incentives” above.
(2)

Annual stock options and RSUs were granted under the 2017 Plan. Each of the annual stock option awards listed in the table above vested as to 25% of the shares of Class A common stock underlying the stock options upon the one-year anniversary of February 1, 2018 and vest as to the remainder of the shares in 36 equal monthly installments thereafter. Each of the annual RSU awards vested as to 25% of the shares of Class A common stock underlying the RSU award upon the one-year anniversary of March 15, 2018 and vest as to the remainder of the shares in 12 equal quarterly installments thereafter. Stock options and RSUs are subject to potential vesting acceleration as described under the heading “Post-Employment Compensation Arrangements” above and “Potential Payments upon Termination or Change in Control” below.

(3)	Stock options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was $39.21 per share for the March 22, 2018 annual grants.
(4)

The amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers in fiscal 2019, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2019 Annual Report. These amounts do not necessarily correspond to the actual value recognized by our named executive officers.

Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding equity awards held by our named executive officers as of January 31, 2019.

	Option Awards(1)(2)							Stock Awards
			Vesting Commencement Date	Number of Securities Underlying Unexercised Options		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name	Grant Date			Exercisable	Unexercisable
Todd McKinnon	8/30/2013	(4)	8/1/2013	112,500	—	1.40	8/29/2023	—	—
	8/28/2015	(4)	8/1/2015	500,000	—	7.17	8/27/2025	—	—
	7/30/2016	(6)	7/29/2016	2,000,000	—	8.97	7/29/2026	—	—
	3/22/2018	(7)	2/1/2018	—	130,500	39.21	3/21/2028	—	—
	3/22/2018	(8)	3/15/2018	—	—	—	—	56,500	4,657,295
William E. Losch	8/30/2013	(4)	8/1/2013	106,820	—	1.40	8/29/2023	—	—
	8/28/2015	(5)	8/1/2015	59,536	—	7.17	8/27/2025	—	—
	7/30/2016	(6)	7/29/2016	315,200	—	8.97	7/29/2026	—	—
	3/22/2018	(7)	2/1/2018	—	81,500	39.21	3/21/2028	—	—
	3/22/2018	(8)	3/15/2018	—	—	—	—	35,300	2,909,779
J. Frederic Kerrest	8/30/2013	(4)	8/1/2013	75,000	—	1.40	8/29/2023	—	—
	8/27/2014	(4)	8/1/2014	75,000	—	3.11	8/26/2024	—	—
	8/28/2015	(5)	8/1/2015	250,000	—	7.17	8/27/2025	—	—
	7/30/2016	(6)	7/29/2016	1,000,000	—	8.97	7/29/2026	—	—
	3/22/2018	(7)	2/1/2018	—	114,000	39.21	3/21/2028	—	—
	3/22/2018	(8)	3/15/2018	—	—	—	—	49,400	4,072,042
Charles Race	10/24/2016	(7)	10/20/2016	1,200,000	—	8.97	10/23/2026	—	—
	3/22/2018	(7)	2/1/2018	—	58,500	39.21	3/21/2028	—	—
	3/22/2018	(8)	3/15/2018	—	—	—	—	25,300	2,085,479
Jonathan T. Runyan	1/22/2015	(4)	1/20/2015	46,876	—	3.11	1/21/2025	—	—
	8/28/2015	(5)	8/1/2015	11,459	—	7.17	8/27/2025	—	—
	2/25/2016	(5)	2/1/2016	35,417	—	8.62	2/24/2026	—	—
	7/30/2016	(6)	7/29/2016	195,625	—	8.97	7/29/2026	—	—
	3/22/2018	(7)	2/1/2018	—	52,000	39.21	3/21/2028	—	—
	3/22/2018	(8)	3/15/2018	—	—	—	—	22,500	1,854,675

(1)

Stock options granted prior to 2017 were granted pursuant to our 2009 Stock Plan (the “2009 Plan”), and unless otherwise described in the footnotes below, are immediately exercisable subject to a repurchase right in favor of the company that expires over a four-year period. Unless otherwise described in the footnotes below, the shares underlying the option will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments, subject to continuous service. Stock options granted after 2017 were granted pursuant to our 2017 Plan and are not immediately exercisable.

(2)

Upon a (i) termination of employment by us other than for cause (as defined in the Executive Severance Plan), death or disability or (ii) resignation for good reason (as defined in the Executive Severance Plan), in each case within the change in control period (as defined in the Executive Severance Plan), the vesting of the shares subject to the option shall fully accelerate and become vested in full upon such termination date.

(3)

This column represents the market value of the shares underlying the RSUs or restricted stock as of January 31, 2019, based on the closing price of our Class A common stock, as reported on NASDAQ, of $82.43 per share on January 31, 2019.

(4)	The stock option is fully vested and exercisable.
(5)	The shares underlying the option vest in 48 successive equal monthly installments beginning on the vesting commencement date, subject to continuous service.
(6)

20% of the shares underlying the option vest upon completion of one year of service measured from the vesting commencement date, another 20% of the shares underlying the option vest upon completion of two years of service measured from the vesting commencement date, and the balance of shares vest in 36 successive equal monthly installments, subject to continuous service.

(7)

25% of the shares underlying the option vest upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 36 successive equal monthly installments, subject to continuous service.

(8)

25% of the shares underlying the award vest upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 12 successive equal quarterly installments, subject to continuous service.

Fiscal 2019 Option Exercises Table

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and the related value realized upon exercise during fiscal 2019. No RSUs held by our named executive officers vested in fiscal 2019.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Todd McKinnon	—	—
William E. Losch	287,800	14,848,261
J. Frederic Kerrest	—	—
Charles Race	—	—
Jonathan T. Runyan	95,000	4,915,529

(1)

The value realized on exercise is based on the difference between the closing price of our Class A common stock on the date of exercise and the applicable exercise price of those options and does not represent actual amounts received by our named executive officers as a result of the option exercises.

Potential Payments upon Termination or Change in Control

Employment Offer Letters in Place During Fiscal 2019 for Named Executive Officers

In February 2017, we entered into employment offer letters with each of our named executive officers which provided for at-will employment, set forth each executive’s annual base salary, target bonus opportunity and eligibility to participate in our benefit plans generally. Each of our named executive officers also participates in our Executive Severance Plan, as further described above under the heading “Post-Employment Compensation Arrangements” and below. Each named executive officer also remains subject to our standard employment, confidential information and invention assignment agreement.

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers serving as of the end of fiscal 2019. The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2019, January 31, 2019, and a per share value of our common stock of $82.43, which is the closing market price per share of our Class A common stock on such date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)
Todd McKinnon	Cash Severance	306,000	657,900
	Health Benefits	27,728	41,592
	Equity Acceleration(1)	—	89,245,385
	Total	333,728	89,944,877

William E. Losch	Cash Severance	244,800	522,240
	Health Benefits	20,796	27,728
	Equity Acceleration(1)	—	20,934,022
	Total	265,596	21,483,990

J. Frederic Kerrest	Cash Severance	225,300	480,640
	Health Benefits	7,521	10,028
	Equity Acceleration(1)	—	48,473,173
	Total	232,821	48,963,841

Charles Race	Cash Severance	241,875	645,000
	Health Benefits	6,674	8,898
	Equity Acceleration(1)	—	43,180,422
	Total	248,549	43,834,320

Jonathan T. Runyan	Cash Severance	231,525	463,050
	Health Benefits	20,796	27,728
	Equity Acceleration(1)	—	15,832,481
	Total	252,321	16,323,259

(1)

The value of stock option and RSU award vesting acceleration is based on the closing price of $82.43 per share of our Class A common stock as of January 31, 2019, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Okta specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with the company’s management team. Based on such review and discussions, the compensation committee recommended to the board of directors that this Compensation Discussion and Analysis be included in the Proxy Statement and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended January 31, 2019.

Compensation Committee

Michael Stankey (Chairperson)

Pat Grady*

Rebecca Saeger*

Michelle Wilson

*	Mr. Grady served on the compensation committee until March 2019, when Ms. Saeger joined the committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2019 regarding shares of our common stock that may be issued under our equity compensation plans consisting of the 2009 Stock Plan, the 2017 Plan and the 2017 Employee Stock Purchase Plan (the “2017 ESPP”).

	Equity Compensation Plan Information
Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Referenced in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1):	17,803,794	(2)	9.1621	(3)	12,635,830	(4)
Equity compensation plans not approved by security holders:	N/A		N/A		N/A
Total	17,803,794		9.1621		12,635,830

(1)

The 2017 Plan provides that the number of shares of Class A common stock reserved and available for issuance under the 2017 Plan will automatically increase each February 1, beginning on February 1, 2018, by 5% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding January 31 or such lesser number of shares as determined by our compensation committee. The 2017 ESPP provides that the number of shares of Class A common stock reserved and available for issuance under the 2017 ESPP will automatically increase each February 1, beginning on February 1, 2018, by 1% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding January 31 or such lesser number of shares as determined by our compensation committee. As of January 31, 2019, a total of 12,635,830 shares of our Class A common stock had been reserved for issuance pursuant to the 2017 Plan, which number excludes the 5,607,625 shares that were added to the 2017 Plan as a result of the automatic annual increase on February 1, 2019. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A and Class B common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2017 Plan and the 2009 Plan will be added back to the shares of Class A common stock available for issuance under the 2017 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). We no longer make grants under the 2009 Plan. As of January 31, 2019, a total of 2,855,127 shares of our Class A common stock had been reserved for issuance pursuant to the 2017 ESPP, which number excludes the 1,121,525 shares that were added to the 2017 ESPP as a result of the automatic annual increase on February 1, 2019. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

(2)

Includes 17,803,794 shares of Class A and Class B common stock issuable upon the exercise of outstanding options and 4,835,536 shares of Class A common stock issuable upon the vesting of RSUs. Does not include 387,650 shares of restricted Class B common stock issued under the 2009 Plan as such shares have been reflected in our total shares outstanding.

(3)	As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)

As of January 31, 2019, there were 12,635,830 shares of Class A common stock available for grant under the 2017 Plan and 2,855,127 shares of Class A common stock available for grant under the 2017 ESPP.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 1, 2019, for:

•	each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our Class A or Class B common stock;

•	each of our named executive officers for fiscal 2019;

•	each of our directors; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based percentage ownership of our capital stock on 103,288,506 shares of our Class A common stock and 10,203,869 shares of our Class B common stock outstanding on April 1, 2019. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2019 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B		Total Voting%†	Total Ownership%
	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Khosla(1)	—	—	1,236,994	12.1%	6.0%	1.1%
Entities affiliated with FMR(2)	9,545,698	9.2%	—	—	4.6%	8.4%
Entities affiliated with The Vanguard Group(3)	7,645,704	7.4%	—	—	3.7%	6.7%

Named Executive Officers and Directors:
Todd McKinnon(4)	51,474	*	7,925,521	61.8%	34.3%	6.9%
J. Frederic Kerrest(5)	45,265	*	3,600,007	31.0%	16.4%	3.2%
William E. Losch(6)	34,266	*	921,442	8.6%	4.4%	*
Charles Race(7)	26,871	*	1,140,000	10.0%	5.3%	1.0%
Jonathan T. Runyan(8)	68,094	*	289,377	2.8%	1.4%	*
Shellye Archambeau	—	—	—	—	—	—
Patrick Grady(9)	401,239	*	—	—	*	*
Ben Horowitz(10)	1,545,536	1.5%	—	—	*	1.4%
Michael Kourey(11)	11,765	*	212,500	2.0%	1.0%	*
Rebecca Saeger	—	—	—	—	—	—
Michael Stankey(12)	11,765	*	190,000	1.8%	*	*
Michelle Wilson(13)	11,765	*	190,000	1.9%	*	*
All directors and executive officers as a group (12 persons)(14)	2,208,040	2.1%	14,468,847	87.6%	54.7%	13.9%

*	Represents less than one percent (1%).
†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.

(1)

Consists of (i) 74,331 shares of Class B common stock held of record by Khosla Ventures IV (CF), L.P. and (ii) 1,162,663 shares of Class B common stock held of record by Khosla Ventures IV, L.P. (collectively, the “Khosla Entities”). Khosla Ventures Associates IV, LLC (“KVA IV”) is the general partner of the Khosla Entities. VK Services, LLC (“VK Services”) is the sole manager of KVA IV. Vinod Khosla is the managing member of VK Services. Each of KVA IV, VK Services, and Vinod Khosla may be deemed to share voting and dispositive power over the shares held by the Khosla Entities. The address for each of these entities is 2128 Sand Hill Road, Menlo Park, California 94025.

(2)	Based on information reported by FMR LLC on Schedule 13G/A filed with the SEC on February 13, 2019. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.
(3)	Based on information reported by The Vanguard Group on Schedule 13G filed with the SEC on February 11, 2019. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(4)

Consists of (i)10,693 shares of Class A common stock held of record by Mr. McKinnon, (ii) 5,183,906 shares of Class B common stock held of record by Todd Roland McKinnon and Roxanne Veronica Stachon, Trustees of the McKinnon Stachon Family Trust dated June 16, 2006, (iii) 129,115 shares of Class B common stock held of record by Todd Roland McKinnon, Trustee of the McKinnon 2014 GRAT dated March 25, 2014, (iv) 40,781 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019 and (v) 2,612,500 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019. Mr. McKinnon and Ms. Stachon share voting and dispositive power over the McKinnon Stachon Family Trust. Mr. McKinnon holds sole voting and dispositive power over the McKinnon 2014 GRAT dated March 25, 2014.

(5)

Consists of (i) 1,664 shares of Class A common stock held of record by Mr. Kerrest, (ii) 7,976 shares of Class A common stock held of record by Jacques Frederic Kerrest and Sara Livingston Johnson, as Trustees of the Kerrest Family Revocable Trust, (iii) 1,809,329 shares of Class B common stock held of record by Jacques Frederic Kerrest and Sara Livingston Johnson, as Trustees of the Kerrest Family Revocable Trust, (iv) 154,247 shares of Class B common stock held of record by the Commonwealth Trust Company Trust, as trustee of the Kerrest Irrevocable Trust, (v) 11,427 shares of Class B common stock held of record by Jacques Frederic Kerrest, as Trustee of the Kerrest Family Revocable Trust, (vi) 178,022 shares of Class B common stock held of record by Jacques Frederic Kerrest, as Trustee of the Kerrest 2015 GRAT, (vii) 46,982 shares of Class B common stock held of record by Jacques Frederic Kerrest, as Trustee of the Kerrest/Johnson 2015 GRAT, (viii) 35,625 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019 and (ix) 1,400,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019, of which 400,000 shares are held by Jacques Frederic Kerrest and Sara Livingston Johnson, as Trustees of the Kerrest Family Revocable Trust and 1,000,000 shares are held by Mr. Kerrest. Mr. Kerrest has sole voting and dispositive power with respect to shares held by (i) Jacques Frederic Kerrest, as Trustee of the Kerrest Family Revocable Trust, (ii) Jacques Frederic Kerrest, as Trustee of the Kerrest 2015 GRAT and (iii) Jacques Frederic Kerrest, as Trustee of the Kerrest/Johnson 2015 GRAT. Mr. Kerrest has shared voting power and dispositive power with respect to the shares held (i) by Jacques Frederic Kerrest and Sara Livingston Johnson, as Trustees of the Kerrest Family Revocable Trust and (ii) of record by the Commonwealth Trust Company, as trustee of the Kerrest Irrevocable Trust; provided, however, that Mr. Kerrest’s wife, in her role as investment advisor of the Kerrest Irrevocable Trust, has voting and dispositive power with respect to the shares held of record by the Commonwealth Trust Company, as trustee of the Kerrest Irrevocable Trust, and Mr. Kerrest has no voting and dispositive power with respect to such shares.

(6)

Consists of (i) 8,798 shares of Class A common stock held of record by Mr. Losch, (ii) 459,886 shares of Class B common stock held of record by William Losch and Susanne Losch, Trustees of the Losch 2006 Trust, (iii) 25,468 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019 and (iv) 461,556 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019. Mr. Losch and Mrs. Losch share voting and dispositive power over the Losch 2006 Trust.
(7)

Consists of (i) 8,590 shares of Class A common stock held of record by Mr. Race, (ii) 18,281 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019 and (iii) 1,140,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019.

(8)

Consists of (i) 51,844 shares of Class A common stock held of record by the Runyan 2017 Trust dtd 07/11/2017, Jonathan Runyan & Kimberly Runyan TTEE, (ii) 16,250 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019 and (iii) 289,377 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019. Mr. Runyan and Mrs. Runyan share voting and dispositive power over the Runyan 2017 Trust dtd 07/11/2017.

(9)	Consists of 401,239 shares of Class A common stock held of record by Mr. Grady.
(10)

Consists of (i) 11,765 shares of Class A common stock held of record by Mr. Horowitz and (ii) 1,533,771 shares of Class A common stock held of record by a family trust for which Mr. Horowitz is a trustee.

(11)

Consists of (i) 11,765 shares of Class A common stock held of record by the Kourey Living Trust and (ii) 212,500 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019. Mr. Kourey has sole voting and dispositive power over the Kourey Living Trust.

(12)

Consists of (i) 11,765 shares of Class A common stock held of record by Mr. Stankey and (ii) 190,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019.

(13)

Consists of (i) 11,765 shares of Class A common stock held of record by Ms. Wilson and (ii) 190,000 shares of Class B common stock held of record by Ms. Wilson, of which 15,834 shares remain subject to repurchase.

(14)

Consists of (i) 2,071,635 shares of Class A common stock beneficially owned by our current directors and executive officers, (ii) 8,162,914 shares of Class B common stock beneficially owned by our current directors and executive officers, (iii) 136,405 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019 and (iv) 6,305,933 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since February 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Other Transactions

We have granted stock options to our executive officers and certain of our directors, and we have granted RSUs to our directors. See the sections titled “Executive Compensation” and “Corporate Governance—Non-Employee Director Compensation” for a description of these options and RSUs.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Compensation Discussion and Analysis—Post-Employment Compensation Arrangements” for more information regarding these agreements.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including, without limitation, claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

ADDITIONAL INFORMATION

Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

OKTA, INC. 100 FIRST STREET SUITE 600 SAN FRANCISCO, CALIFORNIA 94105

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OKTA2019

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E76007-P23575	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OKTA, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. To elect three Class II directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified:
Nominees: 01 J. Frederic Kerrest				The Board of Directors recommends you vote 1 YEAR for proposal 4:	1 Year	2 Years	3 Years	Abstain
02 Rebecca Saeger 03 Michelle Wilson				4. To approve, on an advisory non-binding basis, the frequency of future advisory non-binding votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.	☐	☐	☐	NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.
3. To approve, on an advisory non-binding basis, the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E76008-P23575

Okta, Inc.

Annual Meeting of Stockholders

June 13, 2019 9:00 AM PDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Todd McKinnon, J. Frederic Kerrest, William E. Losch and Jonathan T. Runyan, or any of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Okta, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT, on June 13, 2019, at www.virtualshareholdermeeting.com/OKTA2019, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director, (ii) FOR Proposals 2 and 3, (iii) ONE YEAR as the preferred frequency for future advisory non-binding votes to approve the compensation of our named executive officers, and (iv) in the discretion of the proxies, upon any other matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side